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                                                                   EXHIBIT 99(b)

[GROUPMAC LOGO APPEARS HERE]                                    8 Greenway Plaza

                                                                      Suite 1500

                                                            Houston, Texas 77046

                                                                 Ph 713-860-0100

                                                                 Fx 713-626-4766
From:   Group Maintenance America Corp.
        8 Greenway Plaza, Suite 1500                                888-626-4984
        Houston, Texas 77046
        (713) 860-0100                                email service@groupmac.com


                                                                      MAK - 9704
                                                           FOR IMMEDIATE RELEASE


       GROUPMAC ANNOUNCES $17 MILLION IN ADDITIONAL PENDING ACQUISITIONS
             AND ITS GOALS AND OBJECTIVES FOR ACQUISITIONS IN 1998


     HOUSTON (December 17, 1997) - Group Maintenance America Corp. ("GroupMAC") (NYSE: MAK), announced today that it has signed letters of intent to acquire five companies with aggregate annual revenues in excess of $17 million.

     These five pending acquisitions are in addition to the four transactions announced in the Company's December 12, 1997 press release and brings the total revenues for pending acquisitions signed in the fourth quarter to $104 million. The aggregate consideration for this $104 million in revenue is expected to be approximately $51.4 million, consisting of approximately $23.6 million in cash, $25.2 million in common stock and the assumption of $2.6 million of long term debt.

     The nine acquisitions announced in the fourth quarter will add five new cities and one new state to GroupMAC's existing operations. Of the $104 million in revenues to be acquired, 51% comes from maintenance, repair and replacement services. The business mix of the nine companies is 71% commercial services and 29% residential services. All of the acquisitions are being accounted for as "purchase" transactions. Following these acquisitions, GroupMAC's annualized revenues will be in excess of $420 million. The Company expects to close these transactions prior to January 31, 1998, subject to due diligence, negotiation of definitive documents, regulatory approvals and other customary conditions.

     The Company also announced that it expects to acquire an average of $50 million in annual revenues per quarter during 1998, although the amount closed in any given quarter may be more or less than that. The Company will focus its acquisition efforts on companies with a higher proportion of maintenance, repair and replacement services than the Company's present mix of business. The Company also intends for its commercial/residential mix to continue a shift toward more of a 50/50 balance.
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     Chet Jachimiec, GroupMAC's Executive Vice President of Acquisitions, said
"GroupMAC's acquisition results remain ahead of plan. Prior to our IPO, the Company had set an internal goal to acquire approximately $25 million in annual revenues during December, 1997. With the previously announced transactions plus these five new letters of intent, we have signed up over $104 million in annual revenue, far exceeding our expectations. Although none of these nine transactions will result in the recording of income in the fourth quarter of 1997, the amount of income we had anticipated from fourth quarter closings was not significant. Depending on the timing of actual closings, these acquisitions will contribute two or three months of earnings to the first quarter, putting us ahead of plan for 1998.

     "We believe that our goal to acquire roughly $50 million in annual revenue per quarter in 1998 is a sustainable level of activity over the long term. The Company's current pace, which is substantially in excess of that level, is expected to moderate as we work through the backlog. Although we expect significant additional acquisitions in the first quarter, the time and effort required to close the $104 million announced in the fourth quarter may result in less than $50 million in additional revenue being closed in the first quarter."

     Group Maintenance America Corp. is a leading provider of heating, air conditioning, plumbing and electrical services to residential and commercial customers. Headquartered in Houston, Texas, the Company has operations in 37 cities in 21 states throughout the United States (before taking into account pending acquisitions).

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Factors that could cause the Company's results to differ materially from current expectations are listed under the caption "Risk Factors" in the Company's Prospectus dated November 6, 1997 (Registration No. 333-34067).

     For additional information, contact Russell K. Bay, Manager of Corporate Planning, at (713) 860-0105.